SEPARATION AGREEMENT

John D. Maatta ("you") and Wizard Brands, Inc. ("Company") have entered into this agreement (the "Separation Agreement") as of February 20, 2021 (the "Agreement Date"), based upon the following facts:

1. Preliminary:

a. On May 3, 2016 you entered in to an employment agreement ("the Employment Agreement") with the Company, under which you were engaged as the Company's President and Chief Executive Officer. Capitalized terms used without definition in this Separation Agreement shall have the meanings set forth in the Employment Agreement.

b. As of November 18, 2020 (the "Separation Date"), your employment with the Company terminated as a result of your resignation and the Employment Agreement terminated by Mutual Voluntary Termination. You acknowledge and agree that, as of the Separation Date, your employment with Company ceased and, as a result, you are no longer authorized to act on behalf of Company in any way.

c. Except as mandated by applicable law, all employee benefits provided to you ceased as of the close of business on the Separation Date.

2. Payments. Regardless of whether you sign this Separation Agreement, the Company shall provide:

a. Payment for accrued, but unused vacation in the amount of $21,634.20.

3. Consideration: In consideration of you executing this Separation Agreement on or within a twenty-one day period immediately following your receipt of this Separation Agreement (and not revoking acceptance prior to the Release Effective Date, defined below), the Company agrees:

a. To cause Preferred Shares to be issued to you, with the number of Preferred Shares issued being equal to $63,913.04, the amount of accrued, but unpaid salary prior to the Separation Date.

b. To enter into an agreement with you to provide services on behalf of the Company (the "Consulting Agreement"). Your compensation under the Consulting Agreement will be at the rate of ten thousand dollars ($10,000.00) per month. The form of Consulting Agreement is attached as "Exhibit 1" to this Separation Agreement.

c. You agree and acknowledge that the payments described in Section 2 are the final compensation to which you are entitled and you are not owed any other money or compensation for work performed or under the Employment Agreement. You agree and acknowledge that the amounts described in this Section 3 are the full consideration for this Separation Agreement and exceed any benefits, compensation, repayment or other financial consideration to which you would be entitled absent your

signing of this Separation Agreement. You further acknowledge and agree that you have been reimbursed for all business expenses necessarily incurred as a result of your employment with Company. Upon signing this Agreement, John D. Maata will have a TOTAL of $943,618.55 worth of Preferred Shares.

4. Release and Discharge of Employment Claims:

a. In consideration of the promises undertaken herein by Company, and to the extent permitted by law, you hereby covenant not to sue and fully release and discharge Company and all of its related, successor, predecessor-in-interest, parent, subsidiary and affiliated companies and entities and each of their respective officers, directors, shareholders, general partners, limited partners, investors, agents, employees, representatives, independent contractors, attorneys, and assigns, past, present or future ("Released Parties"), with respect to and from, any and all claims, demands, rights, liens, actions, suits, causes of action, debts, costs, expenses, and attorneys' fees, specifically arising from your Employment Agreement, or termination from employment arising under any federal, state or local constitution, statute, ordinance or regulation, such as Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the New York State Human Rights Law, the California Family Rights Act, the California Labor Code, the California Government Code or the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions and under common law including Claims of discrimination, failure to prevent discrimination, retaliation, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, failure to pay wages, fraud, deceit, concealment, invasion of privacy, breach of contract, breach of quasi contract, breach of implied contract, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligent supervision, negligent retention, negligence, or interference with business opportunity or with contracts. You hereby warrant and represent that there is not now pending any complaint, lawsuit, charge and/or other claim filed by you against the Company or any of the Released Parties, asserting any Claim released herein. You also warrant and represent that you shall not seek nor be entitled to personal recovery from the Company or any of the Released Parties, in connection with any Claim released herein and that you shall not hereafter, individually, nor as a representative member of a class, file any civil action or lawsuit against the Company or any of the Released Parties, based upon, arising out of or in any way related to any Claim released herein.

b. Nothing herein shall affect any non-waivable right you may have, including (i) any right to testify or otherwise cooperate in the investigation of an administrative charge or complaint filed with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the National Labor Relations Board or other governmental or law enforcement agency, although you are waiving any right to monetary recovery related to any such charge or administrative complaint; (ii) any right to report conduct that is allegedly unlawful under federal securities laws to any government body or agency, including the right to receive awards pursuant to Section 21F of the Securities Exchange Act; (iii) any claims that cannot be waived by law, such as claims for unemployment benefits, workers' compensation or state disability insurance to which you may be entitled under law; (iv) any indemnification rights you may have against the Company; and (v) vested benefits that you may have in any retirement benefit plan.

5. No Assignment of Claims: You represent and agree that you have not assigned or transferred any Claim or Claims released herein, or any portion thereof or interest therein, and you agree to indemnify, defend and hold harmless Company and the Released Parties against any and all Claim or Claims based on, arising out of or in connection with, any such transfer or assignment. This Separation Agreement and

all of its terms shall be binding upon your heirs, estate, personal representatives, executors and administrators.

6. Return of Company Property: You represent and agree that you have returned to Company any and all company property in your possession, custody or control, and/or in the possession, custody or control of your agents or representatives, including all originals and all copies of documents, disks, files and contact lists, and all equipment, including telephones and computers.

7. No Admission of Liability: This Separation Agreement shall not in any way be construed as an admission that Company has acted wrongfully or failed to act lawfully with respect to you or any other person. Company specifically disclaims any liability to or wrongful acts or omissions against you or any other person, on the part of itself, its employees and agents, past and present, and the Released Parties. Neither this Separation Agreement nor anything in it shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by Company or any of the Released Parties.

8. Confidentiality: You acknowledge and agree that the terms of the restrictive covenant agreement, with an effective date of May 3, 2016, attached as Exhibit A to the Employment Agreement (the "Covenants Agreement") are incorporated herein by reference, and you agree and acknowledges that you are bound by those terms still in effect. You agree that, during the course of your employment, you were given access to confidential information not available to the general public concerning Company and its operations, future plans and methods of doing business, as well as the employees, staff, executives, talent and other persons performing services for Company, including but not limited to, information about financial information, budgets, contract terms, business plans and operations, all of which information you understand and agree would be extremely damaging to Company if disclosed to any other person or entity ("Confidential Information"). You understand that all such Confidential Information has been divulged to you in the strictest confidence. You agree that, unless and until any such Confidential Information is otherwise made publicly available by Company or otherwise is known to the public other than by virtue of an unauthorized disclosure hereunder, and except as is expressly required by law, you shall not, at any time, directly or indirectly, disclose, discuss, disseminate, or otherwise publish, in any manner, to any person or entity, any Confidential information. You agree that should you receive, at any time, any service of process seeking the disclosure of Confidential Information, you shall notify Company's CEO within five (5) business days and will cooperate with Company with respect to any such service of process.

9. Work Related Injuries: You warrant and represent that there is not currently pending any workers' compensation claim filed on your behalf against Company and/or its insurers and that, to the best of your knowledge, you have not suffered any work-related injury or illness that has not been disclosed to Company.

10. Cooperation: Through December 31, 2021, you agree to provide remote cooperation, during normal business hours to the Company in regard to any Company-related matters in which Employee was involved or of which Employee has knowledge and including assistance with any regulatory filings with the SEC or other agencies. The Company and Employee shall mutually, in good faith, schedule any such remote cooperation. Such cooperation shall not exceed 10 hours per week in 2021.

11. Non-disparagement: You warrant, represent and agree that you shall not make any statement or take any action, directly or indirectly, that disparages Company, its business, products, services, shareholders or employees or otherwise harms the business interests or good will of Company.

12. Severability: If any part, term, or provision of this Separation Agreement is later held to be illegal, unenforceable, or otherwise ineffective, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Separation Agreement did not contain the part, term, or provision held to be invalid.

13. Timing: You shall have 21 days from the date this agreement is executed to consider the offer of severance set forth herein. You may accept this Separation Agreement at any time within the twenty-one (21) day period by executing it and returning it to Scott Kaufman, by email .pdf no later than 5:00 p.m. on the twenty-first (21st) day after your receipt of this Separation Agreement. Thereafter, you will have seven (7) days to revoke this Separation Agreement by stating your desire to do so in writing to Scott Kaufman no later than 5:00 p.m. on the seventh (7th) day following the date you sign this Separation Agreement. The effective date of this Separation Agreement shall be the eighth (8th) day following your signing of this Separation Agreement (the "Release Effective Date"), provided you do not revoke the Separation Agreement during the revocation period.

14. Enforcement of this Agreement: This Separation Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in New York, NY over any action or proceeding arising out of or relating to this Agreement and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or Federal court.

15. Entire Agreement: You acknowledge that in deciding whether to sign this Separation Agreement, you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Separation Agreement. This Separation Agreement contains the full and complete understanding and agreement between you and Company. No oral agreement, statement, promise, commitment or representation shall alter or terminate any provision of the Separation Agreement. This Separation Agreement cannot be changed or modified except by written agreement signed by you and a duly authorized executive of Company.

16. Counterpart Signatures and Use of Photocopies: This Separation Agreement may be signed in counterparts and transmitted by facsimile, and each counterpart, when signed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17. Effect of Waiver of Breach: No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, or shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

18. Paragraph Descriptions: The use of headings in this Separation Agreement is only for ease of reference and the headings have no effect and are not to be considered part or terms of this Separation Agreement.

19. Consultation With Counsel: You acknowledge that you have carefully read this Separation Agreement in its entirety; (b) you have had an opportunity to consider fully the terms of this Separation Agreement and been given twenty-one (21) days to consider its terms; (c) you have been advised by the Company in writing to consult with an attorney of your choosing in connection with this Separation Agreement; (d) you fully understand the significance of all of the terms and conditions of this Separation Agreement and you have discussed it with your independent legal counsel, or have had a reasonable opportunity to do so; and (e) you are signing this Separation Agreement voluntarily and of your own free will and assents to all the terms and conditions contained herein.

IT IS SO AGREED:

JOHN D. MAATTA

John D. Maatta ______________________ Dated: February 20, 2021

Wizard Brands, Inc.

By: Scott Kaufman ______________________ Dated: 2/22/21

Its: CEO ______________________

Exhibit 1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Consulting Agreement") is entered into as of November 18, 2020 (the "Effective Date"), by and between Wizard Brands, Inc. (the "Company"), and John Maatta (OR LLC) ("Consultant," and the Company and Consultant collectively referred to herein as the "Parties").

WITNESSETH:

WHEREAS, in furtherance of the Company's business, the Company desires to have Consultant furnish certain consulting services to the Company, and Consultant has agreed to furnish such consulting services, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Duties. Subject to the terms and conditions set forth in this Agreement, the Company agrees to retain Consultant to assist in dealing with general corporate situations as they arrive and as directed for the Company as directed by Scott Kaufman. Consultant agrees that all services shall be provided by John Maatta. Consultant is strictly prohibited from assigning or subcontracting any of its responsibilities or obligations hereunder. If Consultant is required to travel for any meeting, Consultant shall provide an expense report regarding any costs and shall be reimbursed in accordance with the Company's policies. Consultant shall not be reimbursed for any other expenses.

2. Fee. As a fee for providing the services set forth herein, the Company shall provide Consultant a monthly fee of $10,000, subject to receipt of an invoice in a form acceptable to the Company. The Company shall pay Consultant on a monthly basis.

3. Term and Termination. The terms and conditions set forth in this Agreement will commence on the Effective Date and shall remain in effect for six months, unless earlier terminated until termination by Consultant upon one month's written notice or by the Company immediately for Cause. It shall continue thereafter until terminated by the Company or Consultant For purposes of this Agreement, "**Cause**" shall mean: (i) the Consultant's conviction of, or entry by the Consultant of a guilty, first offender, or nolo contendere plea to, any felony; (ii) the Consultant's commission of an act of fraud, embezzlement or dishonesty in connection with the performance of the Consultant's duties and responsibilities hereunder; (iii) the Consultant's failure to perform or neglect in the performance of the Consultant's duties, including, but not limited to, the Consultant's failure to follow or neglect with respect to any lawful directive from Scott Kaufman within the reasonable scope of the Consultant's duties; (iv) the Consultant's engagement in acts that are or would reasonably be expected to become detrimental to the image or reputation of the Company or any affiliate thereof or which would reasonably be expected to result in financial loss to the Company or any of its affiliates; (v) the Consultant's repeated use of

alcohol or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on the Consultant's performance of his duties as an employee of the Company and/or on the reputation of the Company or any of its affiliates; or (vi) the Consultant's commission of a violation of any written Company rule or policy that is generally applicable to the Company's service providers, including those that may be implemented after the Effective Date, so long as Consultant received written notice of such rule or policy.

4. Confidentiality Agreement. (a) Consultant understands that during the Term, Consultant may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, "Affiliated Entities"), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Consultant and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the "Confidential Information"). Consultant agrees to observe all Company policies and procedures concerning such Confidential Information. Consultant further agrees not to disclose or use, either during Consultant's consultancy or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that Consultant may disclose and use such information when necessary in the performance of Consultant's duties for the Company. Consultant's obligations under this Agreement will continue with respect to Confidential Information, whether or not the consultancy is terminated, until such information becomes generally available from public sources through no fault of Consultant. Notwithstanding the foregoing, however, Consultant shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that Consultant first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to seek a protective order or other appropriate remedy.

(b) Upon the Company's request during Consultant's consultancy, or upon the termination of the consultancy for any reason, Consultant will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, smart phones or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Consultant or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Consultant's possession, custody or control.

5. Work for Hire; Assignment of Intellectual Property.

A. Consultant agrees that all materials created by Consultant under this Agreement, including but not limited to drawings, ideas, inventions, discoveries, improvements, plans, models, sketches, and all results and proceeds created, conceived, or made by Consultant alone or with others at any time during the consultancy, and all of Consultant's and any such

person's work product in connection therewith, whether patentable or not, (collectively, "Materials"), shall be deemed to be "work[s] made for hire" as defined in the United States Copyright Act. As Company shall own the Materials, including the work, and all proprietary and intellectual property rights therein and thereto, including but not limited to, all copyrights and trademarks, and all of the results and proceeds of Consultant's services hereunder throughout the universe in perpetuity, free of any and all claims by Consultant or any person, corporation or other entity performing services for or deriving any rights from Consultant. Consultant waives all moral rights in and to the Materials. Consultant shall promptly disclose to Company any and all Materials. Notwithstanding the above, Materials shall not include any invention exempted by California Labor Code 2872, as described in Exhibit A.

B. Additionally, or alternatively, as the case may be and notwithstanding any other provision in this Agreement, Consultant hereby agrees to assign and assigns to the Company all rights, including but not limited to, all copyrights, patents, and other proprietary and intellectual property rights, as well as all moral rights that Consultant as or may acquire in and/or to the Materials, or any of them, and agrees to execute and deliver to Company any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable in its discretion. These obligations shall continue beyond the termination of the consultancy with respect to Materials and derivatives of such Materials conceived or made during Consultant's service with the Company. Consultant understands that the obligation to assign Materials to the Company shall not apply to any materials developed entirely on Consultant's own time without using any of the Company's equipment, supplies, facilities, and/or Confidential Information unless such Materials (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (ii) results in any way from the services Consultant provides to the Company.

C. In any jurisdiction in which moral rights cannot be assigned, Consultant hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Consultant may have in connection with the Materials for all uses of the Materials, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Consultant's moral rights have been violated.

D. Consultant agrees to cooperate fully with the Company, both during and after Consultant's service with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, trade secrets and/or other intellectual property or proprietary rights (both in the United States and foreign countries) relating to such Materials. Consultant shall execute and deliver to Company all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Materials. Consultant further agrees that if the Company is unable, after reasonable effort, to secure Consultant's signature on or delivery to Company of any such papers, any officer of the Company shall be entitled to execute such papers as his or her agent and attorney-in-fact and Consultant hereby irrevocably designates and appoints each officer of the Company as Consultant's agent and attorney-in-fact to execute any such papers on Consultant's behalf and to take any and all actions as the Company may deem necessary or

desirable in order to protect its rights and interests in any Materials, under the conditions described in this paragraph.

6. Independent Contractor. For all purposes Consultant will operate as an independent contractor of the Company. Consequently, Consultant retains full independence in exercising judgment as to the time, place and manner of performing the services, and bears full responsibility for any and all tax liability that arises from the monies paid pursuant to this Agreement and will fulfill such tax liability. The Company shall not withhold any funds for tax or other governmental purposes, and Consultant shall be responsible for the payment of same. Consultant shall not be entitled to receive any employment benefits offered to employees of the Company. Consultant acknowledges that Consultant is not an employee, agent or co-venturer of the Company and that the Company will not incur any liability as the result of Consultant's actions. Consultant shall at all times disclose that Consultant is an independent contractor of the Company and shall not represent to any third party that Consultant is the employee, agent, co-venturer, or representative of the Company other than as expressly authorized in writing by the Company.

7. Indemnification. Consultant shall defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damage, cost, liability, and expense whatsoever (including attorneys' fees and related disbursements) incurred by reason of (a) any failure to perform any covenant or agreement herein; (b) injury to or death of any person or any damage to or loss of property which is directly or indirectly due to the negligence and/or willful acts of Consultant or its agents; or (c) any breach by Consultant of any representation, warranty, covenant or agreement under this Agreement. The Company shall have the right to offset against any payments due to Consultant under this Agreement by the amount of any indemnity to which the Company is entitled under this paragraph for any damage, cost, liability, expense, fee or other disbursement, incurred by the Company pursuant to this paragraph.

8. Representation and Warranty. Consultant represents and warrants to the Company that Consultant is not subject to any non-competition provision of any other agreement restricting Consultant's ability fully to act hereunder. Consultant hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys' fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation.

9. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

10. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in New York, NY over any action or proceeding arising out of or relating to this Agreement and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or Federal court.

11. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

12. Assignment. This Agreement is a personal contract and Consultant may not sell, transfer, assign, pledge or hypothecate his or her rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Consultant and his or her personal representatives and shall inure to the benefit of the Company.

13. Entire Agreement. This Agreement embodies all of the representations, warranties, and agreements between the Parties relating to Consultant's consultancy with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Consultant's consultancy. This Agreement shall supersede all prior agreements, written or oral, relating to Consultant's consultancy. This Agreement may not be amended or modified except by a writing signed by the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

John D. Macatta

CONSULTANT

WIZARD BRANDS, INC.

Name: Scott Kaufman

Title: CEO

5703231-4

Exhibit A to Consulting Agreement

California Labor Code Section 2870
Invention on Own Time – Exemption from Agreement

THIS IS TO NOTIFY CONSULTANT, in accordance with Section 2872 of the California Labor Code, that:

1. Any provision in and agreement which provides that an individual shall assign, or offer to assign, any of his or her rights in an invention to a company shall not apply to an invention that the individual developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

   (a) Relates at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the Company, or
   (b) Results from any work performed by the individual for the Company.

2. To the extent a provision in an agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The foregoing limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.